Exhibit 16.1

January 28, 2015

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements under the section “Change in Accountants” in the Draft Registration Statement on Form S-1, as amended, of Black Stone Minerals, L.P. to be confidentially submitted with the Securities and Exchange Commission on or about January 29, 2015 regarding the change of auditors and are in agreement with the statements in the paragraphs within that section as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ UHY LLP

New Haven, Connecticut